Exhibit 5.1

May 21, 2014

BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

RE: BREITBURN ENERGY PARTNERS L.P.

Ladies and Gentlemen:

We have acted as counsel to BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale (the “Offering”) by the Partnership of 8,000,000 units of its 8.25% Series A Cumulative Redeemable Perpetual Preferred Units with a liquidation preference of $25.00 per unit (the “Preferred Units”) pursuant to an Underwriting Agreement, dated as of May 14, 2014 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC and MLV & Co. LLC, as representatives of the several underwriters set forth in Schedule I thereto (the “Underwriters”), the Partnership and BreitBurn GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); (ii) the filing of the Partnership’s shelf registration statement on Form S-3 (Registration No. 333-181531) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on May 18, 2012, relating to the public offering of an indeterminate aggregate offering price of common units and other securities of the Partnership pursuant to Rule 415 of the Securities Act, which automatically became effective upon filing, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its filing, as amended (the “Registration Statement”); (iii) the filing with the SEC of the Partnership’s preliminary prospectus supplement, dated May 14, 2014, and the base prospectus included in the Registration Statement at the time of its filing that omits Rule 430 information, in the form filed with the SEC on May 14, 2014 pursuant to Rule 424(b)(5) under the Act and accepted by the SEC with a filing date of May 14, 2014 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Partnership’s final prospectus supplement, dated May 14, 2014, and the base prospectus included in the Registration Statement at the time of its filing that omits Rule 430 information, in the form filed with the SEC on May 15, 2014 pursuant to Rule 424(b)(5) under the Act and accepted by the SEC with a filing date of May 15, 2014 (the “Prospectus”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement, (ii) the Registration Statement, (iii) the Preliminary Prospectus, (iv) the Prospectus, (v) the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), (vi) the resolutions of the Board of Directors of the General Partner, and the committees thereof, relating to the Offering and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all

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May 21, 2014 Page 2

documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Preferred Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, such Preferred Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be effected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)).

The opinion expressed is limited in all respects to the DRULPA and the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.